AGREEMENT OF SALE AND PURCHASE
                         by and between
              WALDEN RESIDENTIAL PROPERTIES, INC.,
              A MARYLAND CORPORATION, AS PURCHASER

                              and

                MEADOW GLEN LIMITED PARTNERSHIP,
           A WASHINGTON LIMITED PARTNERSHIP AS SELLER








                     MEADOW GLEN APARTMENTS
                  4201 WEST UNION HILLS DRIVE
               GLENDALE, MARICOPA COUNTY, ARIZONA

                        TABLE OF CONTENTS


                            ARTICLE 1.SALE AND PURCHASE. . . . .1

                            ARTICLE 2.CONSIDERATION FOR CONVEYANCE2
     2.1  Consideration. . . . . . . . . . . . . . . . . . . . .2

                            ARTICLE 3.EARNEST MONEY. . . . . . .2
     3.1  Initial Deposit. . . . . . . . . . . . . . . . . . . .2
     3.2  Additional Deposit . . . . . . . . . . . . . . . . . .3

                            ARTICLE 4.TITLE POLICY . . . . . . .3
     4.1  Permitted Exceptions . . . . . . . . . . . . . . . . .3
     4.2  Title Policy . . . . . . . . . . . . . . . . . . . . .4

                            ARTICLE 5.SUBMISSION ITEMS . . . . .5
     5.1  Confidentiality. . . . . . . . . . . . . . . . . . . .5
     5.2  Information. . . . . . . . . . . . . . . . . . . . . .5

                            ARTICLE 6.INSPECTION AND AUDIT . . .5
     6.1  Inspection Period. . . . . . . . . . . . . . . . . . .5
     6.2  Condition of Subject Properties. . . . . . . . . . . .6
     6.3  Financing Assumption . . . . . . . . . . . . . . . . .7

                            ARTICLE 7.RISK OF LOSS . . . . . . .7

                            ARTICLE 8.CONDITION OF PROPERTY. . .8
     8.1  Condition of Property. . . . . . . . . . . . . . . . .8
     8.2  Purchaser's Additional Waivers . . . . . . . . . . . .9
     8.3  Management of Properties . . . . . . . . . . . . . . .9

                            ARTICLE 9.CLOSING. . . . . . . . . 10
     9.1  Closing. . . . . . . . . . . . . . . . . . . . . . . 10
     9.2  Delivery of Items At Closing By Seller . . . . . . . 10
     9.3  Delivery of Items at Closing by Purchaser. . . . . . 11
     9.4  Prorations . . . . . . . . . . . . . . . . . . . . . 11
     9.5  Errors and Omissions . . . . . . . . . . . . . . . . 13
     9.6  Costs. . . . . . . . . . . . . . . . . . . . . . . . 13

                           ARTICLE 10.REAL ESTATE COMMISSION . 13
     10.1 Commissions. . . . . . . . . . . . . . . . . . . . . 13
     10.2 Broker Indemnifications. . . . . . . . . . . . . . . 14

                           ARTICLE 11.REMEDIES OF DEFAULT. . . 14
     11.1 Termination Of Contract By Purchaser . . . . . . . . 14
     11.2 Purchaser's Default. . . . . . . . . . . . . . . . . 14
     11.3 Seller's Default . . . . . . . . . . . . . . . . . . 14

                           ARTICLE 12.MISCELLANEOUS. . . . . . 15
     12.1 Notices. . . . . . . . . . . . . . . . . . . . . . . 15
     12.2 Effective Date . . . . . . . . . . . . . . . . . . . 16
     12.3 Assignment . . . . . . . . . . . . . . . . . . . . . 16
     12.4 Laws . . . . . . . . . . . . . . . . . . . . . . . . 17
     12.5 Modification . . . . . . . . . . . . . . . . . . . . 17
     12.6 Authority. . . . . . . . . . . . . . . . . . . . . . 17
     12.7 Times And Dates. . . . . . . . . . . . . . . . . . . 17
     12.8 Descriptive Headings . . . . . . . . . . . . . . . . 17
     12.9 Entire Contract. . . . . . . . . . . . . . . . . . . 17
     12.10     Construction. . . . . . . . . . . . . . . . . . 17
     12.11     Non-recordable. . . . . . . . . . . . . . . . . 17
     12.12     Third-Party Beneficiary . . . . . . . . . . . . 18
     12.13     Relationship. . . . . . . . . . . . . . . . . . 18
     12.14     Contemplation of Closing. . . . . . . . . . . . 18
     12.15     Return of Documents . . . . . . . . . . . . . . 18
     12.16     Effect of Holiday . . . . . . . . . . . . . . . 18

                  AGREEMENT OF SALE AND PURCHASE


     This Agreement of sale and Purchase (this "Contract") is entered into by and between MEADOW GLEN LIMITED PARTNERSHIP, a Washington limited partnership, ("Seller"), and WALDEN RESIDENTIAL PROPERTIES, INC., a corporation ("Purchaser").

                           ARTICLE 1.

                        SALE AND PURCHASE

     1.1 Sale and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller:

          1.1.1 All right, title and interest of Seller in and to the real property described on Exhibit "A" attached hereto and made a part hereof, together with all right, title and interest of Seller in and to any and all strips or gores, roads, easements, streets and ways bounding such real property, and rights of ingress and egress thereto (collectively, the "Real Property");

          1.1.2 All right, title and interest of Seller in and to all improvements situated upon the Real Property, including, but not by way of limitation, those certain buildings, structures, fixtures and other improvements of every kind and nature presently situated on, in, under or hereafter erected, installed or used in, or about the Real Property and commonly known as the Meadow Glen Apartments, 4201 West Union Hills Drive, Glendale, Arizona (collectively, the "Improvements");

          1.1.3 All right, title and interest of Seller in and to all personal property of every kind and nature now or hereafter installed, located, situated or used in the operation, use and enjoyment of the Real Property or the Improvements (collectively, the "Personal Property") with the exception of all replacement reserve accounts which will remain the property of the Seller and must be replaced at closing by the Purchaser.

     The Real Property, Improvements and Personal Property are hereinafter collectively referred to as the "Subject Properties".










                            ARTICLE 2.

                   CONSIDERATION FOR CONVEYANCE

     2.1 Consideration. The purchase price for the Subject Properties is and shall be the sum of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000.00) (the "Purchase Price"), which shall be due and payable in cash by wire transfer of immediately available federal funds at the closing of title and delivery of the deed (the "Closing"), and by Purchaser assuming the existing Bond/HUD financing in the approximate amount of SEVEN MILLION ONE HUNDRED EIGHTY-FIVE THOUSAND DOLLARS ($7,185,000.00) (to be adjusted at closing). Purchaser will pay all costs evidenced by an agreement to be signed at the date of closing. Also, Purchaser shall pay Seller at the date of closing an amount equal to all funds held in a replacement/repair reserve escrow account in connection with such Bond/HUD financing. The amount of such account is approximately $160,000.00. Seller shall assign to Purchaser at the date of closing all of Seller's right, title and interest in connection with such account. Purchaser acknowledges that as a requirement of the Bond/HUD financing, Seller made an additional deposit of approximately $40,000.00, which deposit will be refundable to Seller in the future after closing of this escrow. Such additional deposit shall remain the property of Seller and shall be forwarded to Seller when such deposit is refunded.

                            ARTICLE 3.

                          EARNEST MONEY

     3.1 Initial Deposit. Upon Purchaser's execution of this Contract, Purchaser shall deliver to the Title Company (as defined in Section 4.2) FOUR (4) fully executed counterparts of this Contract, and shall simultaneously deliver to the Title Company by wire transfer of immediately available federal funds, or cashier's check or bank check drawn by a bank satisfactory to Seller the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the "Earnest Money"). The Title Company shall, promptly upon receipt thereof, place the Earnest Money in an interest bearing account in an institution approved by Seller and Purchase. The interest thus derived shall become part of the Earnest Money and shall be paid to the party entitled to the Earnest Money in accordance with the terms hereof. If the sale contemplated by the Contract is consummated in accordance with the terms hereof, the Earnest Money, and all interest thereon, shall be applied to the Purchase Price to be paid to Seller at the Closing. Except as otherwise provided herein, the Earnest Money shall be nonrefundable to Purchaser upon the expiration of the Inspection Period (hereinafter defined).

     This Contract shall be of no force and effect until such time as (i) Purchaser has complied with each of the terms of this
Section 3.1; (ii) Seller has executed this Contract; and (iii) Seller has sent to Purchaser ONE (1) fully executed counterpart of this Contract.

     3.2 Additional Deposit. On or before the expiration date of the Inspection Period, Purchaser shall deliver to the Title Company an additional ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (sometimes hereinafter referred to as the "Additional Earnest Money"). After Purchaser has so delivered the Additional Earnest Money to the Title Company, the term "Earnest Money", as used in this Contract, shall mean the initial deposit and the Additional Earnest Money in the aggregate amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.00). The failure of Purchaser to deliver the Additional Earnest Money, in the amount and within the time period required hereby, shall entitle Seller, at its sole and unfettered election, to terminate this Contract, in which event the Earnest Money deposited by Purchaser shall be returned to Purchaser and no party hereto shall have any further rights or liabilities hereunder, except for Purchaser's liability pursuant to Section 6.1 hereof.

IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT UPON REMOVAL OF THE
INSPECTION CONTINGENCY (Section 6.1), THE EARNEST MONEY IS AND
SHALL BE AT RISK IMMEDIATELY AND SHALL THEREAFTER BE NONREFUNDABLE TO PURCHASER UNLESS THE SELLER DEFAULTS IN ITS OBLIGATIONS
HEREUNDER.

                           ARTICLE 4.

                          TITLE POLICY

     4.1 Permitted Exceptions. The Subject Properties are sold and are to be conveyed subject to the following (hereinafter the Permitted Exceptions), and also subject to Section 4.2 below:

          4.1.1          Zoning and building laws, restrictions,
     regulations and ordinance of the municipality in which the Real Property is located, if any.

          4.1.2          Covenant, conditions, easements and
     restrictions of record.

          4.1.3          State of facts an accurate survey or
     personal inspection would show.

          4.1.4 All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by the Departments of Housing and Buildings, Fire Labor, Health, or other Federal, State or Municipal Departments having jurisdiction, against or affecting the Subject Properties at the date of the Closing.

          4.1.5 Any and all assessments becoming liens subsequent to the Effective Date hereof and, in addition, if at the Effective Date hereof the Subject Properties or any part thereof shall be or shall have been affected by any assessment or assessments which are payable in installments or may be paid in installments without penalty (other than interest), Purchaser shall pay all such installments which shall become due and payable or which may be paid without penalty (other than interest) after the Effective Date hereof, except that any installment relating to the current fiscal year (with any interest thereon) shall be apportioned between the parties at Closing.

          4.1.6          All liens for real estate taxes on the
     Subject Properties for the year 1996 which are not yet due and payable on the date of Closing.

          4.1.7 Those matters determined to be "Permitted Exceptions pursuant to Section 4.2 hereof.

     4.2 Title Policy. Purchaser shall receive from Seller a commitment for the issuance of an Owner's Policy of Title Insurance (the "Title Commitment") issued by First American Title Company (the "Title Company"), together with copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment. Purchaser shall have until on or before the expiration of the Inspection Period (hereinafter defined) to review the Title Commitment and the documents referred to therein and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth in the Title Commitment. Any item to which Purchaser does not object prior to the expiration of the Inspection Period shall be deemed to be a "Permitted Exception" (herein so called). As to items to which Purchaser make objections, Seller may elect, in its sole discretion, to cure such objections. In the event Seller elects not to cure such matters prior to the Closing, Seller will notify Purchaser of such election and Purchaser shall have the right, within FIVE (5) days after Seller's notice, to either (i) terminate the Contract, in which event it shall receive a full refund of the Earnest Money, and no party hereto shall have any further rights hereunder except for Purchaser's liability pursuant to Article 6 hereof, or (ii) waive such title matters, without any reduction in the Purchase Price, and proceed to the Closing, whereupon such waived title matters shall also be deemed "Permitted Exceptions".

          In the event Seller elects to cure such objections and Seller is unable to cure same by the Closing, then Seller may unilaterally extend the Closing for a period of time thereafter in order to cure same, but in no event shall the Closing be extended for more than THIRTY (30) days after the originally scheduled date (as same shall be amended pursuant to the terms of this Contract). If cure is unable to be effected within such extended sixty-day period, then this contract shall terminate and the Earnest Money shall be returned to Purchaser and neither party shall have any further liability to the other except under Article 5 below.

                           ARTICLE 5.

                        SUBMISSION ITEMS

     5.1 Confidentiality. All of the submission items and any other reports, documents or information given by Seller to Purchaser in connection herewith shall be returned to Seller or kept in confidence by Purchaser.

     5.2 Information. As an essential inducement to Seller to sell the Subject Properties to Purchaser on the favorable terms and conditions set forth in this Contract, Purchaser acknowledges and agrees that: (i) all documents, materials, reports, studies and other information delivered or disclosed to Purchaser by Seller (the "Information") are being provided to Purchaser for informational purposes only and only as an accommodation to Purchaser; (ii) Seller had not made, is not making, and will not make any representation, warranty or promise of any kind, express or implied, concerning the accuracy or completeness of all or any part of the Information; and (iii) any inaccuracy, incompleteness, or deficiency in any part of the Information shall be solely the risk and responsibility of Purchaser, shall not be chargeable in any respect to Seller, and shall not form the basis of any claims by Purchaser against Seller, its employees, agents, or assigns such claims being expressly waived and relinquished by Purchaser.

                           ARTICLE 6.

                      INSPECTION AND AUDIT

     6.1 Inspection Period. Purchaser shall have THIRTY (30) days after the Effective Date (the "Inspection Period") within which to make all audits, inspections or investigations desired by Purchaser, subject to Seller's requirements as hereinafter set forth. Purchaser and Purchaser's accountants, attorneys or other representatives(s) (which shall not exceed FOUR (4) persons at any one time, including Purchaser and its representatives, each of which persons must be accompanied by an authorized employee or representative of Manager or Seller) shall have the right, during regular business hours and with reasonable notice, to:

          6.1.1          Interview the Manager regarding the
     management or operation of the Subject Properties and to inspect the Leases and books an records of the Subject
     Properties that are in the Manager's possession;

          6.1.2          Inspect the books, records, maintenance
     and service contracts, and files relating to the condition or operation of the Subject Properties that are in the possession or control of Seller;

          6.1.3 And subject to the rights of tenants occupying space in the Improvements, at its sole risk and expense, Seller recommends that the Purchaser inspect the Real Property and Improvements and make tests, surveys and inspections, including, without limitation, soil tests, topographical surveys, systems and materials, plumbing and electrical inspections, structural and foundation surveys, concrete tests, roof, stairwell and deck inspections, equipment inspections pestilence and environmental inspections. Purchaser shall exercise (and cause its agents and employees to exercise) due care and ordinary prudence in performing such surveys, inspections and tests and shall not exercise such right in a manner that interferes with the operation of the Subject Properties. If the transactions contemplated hereby are not consummated, Purchaser, at its own cost and expense, promptly shall repair any damage to the Subject Properties resulting from such surveys, test or inspections. Purchaser shall indemnify, defend, save and hold harmless Seller from and against any and all claims, liens (including, without limitation, mechanic's and materialman's liens), actions, suits, proceedings, costs, expenses, damages or other liabilities, including, without limitation, attorney's fees and court costs, all as incurred, arising out of the rights granted to Purchaser pursuant to the terms of this Inspection Period. Purchaser, its contractors and representatives shall keep confidential any and all information, documents and reports obtained or prepared by them relating to the Subject Properties in accordance with the terms and conditions of the Confidentiality Agreement. At Seller's request, Purchaser shall furnish to Seller copies of all studies, test and surveys undertaken and completed in connection with such inspections.

          The terms of this Section 6.1 shall survive the Closing or the termination of this Contract.

     6.2 Condition of Subject Properties. In the event that Purchaser, during the Inspection Period, approves of the condition of the Subject Properties or the Submission Items, in its sole and absolute discretion, Purchaser shall unequivocally notify Seller in writing of such approval prior to the expiration of the Inspection Period ("Notice of Inspections Approval"). If no such Notice of Inspections Approval has been delivered to Seller prior to the expiration of the Inspection Period, then this Agreement shall terminate, Purchaser shall be entitled to a return of the Earnest Money, and no party hereto shall have, any further obligations hereunder except Purchaser's liabilities under Section 6.1 hereof. If Purchaser delivers to Seller the Notice of Inspections Approval prior to the expiration of the Inspection Period, then Purchaser shall be deemed to have waived Purchaser's right to terminate under this Section 6.2 and may not thereafter terminate this Contract by reason of the condition of the Subject properties and Submission Items; provided, however, that Purchaser may nonetheless terminate under the terms of this Section 6.2 if Seller fails to cure the matters for which it is required to cure under the terms of Section
4.2 hereof.

     6.3 Financing Assumption. Purchaser shall assume the existing Bond/HUD financing in the approximate amount of SEVEN MILLION ONE HUNDRED EIGHTY-FIVE THOUSAND DOLLARS ($7,185,000.00). Purchaser shall pay all assumption fees as required by Lender.

          The Purchaser may terminate this transaction and receive a refund of its Earnest Money deposit if the Lender requires material changes (over FIVE THOUSAND DOLLARS ($5,000.00) PER YEAR in additional costs to Purchaser, exclusive of reserve requirements, assumption fees and closing costs) in the primary financial terms of the loan being assumed.

          Further, this Purchase and Sale Contract is expressly conditioned upon preliminary approval by HUD of the transactions set forth in Form HUD 92266, application for Transfer of Physical Assets, and supporting documents submitted to HUD. No transfer of any interest in the project under this sale agreement shall be effective prior to such HUD approval. Purchaser will not take possession of the project nor assume benefits of project ownership prior to such approval by HUD. The Purchaser, its heirs, executors, administrators or assigns, shall have no right upon any breach by Seller hereunder to seek damages, directly or indirectly, from the project which is the subject of this transaction, including from any assets, rents, issues or profits thereof, and Purchaser shall have no right to effect a lien upon this project or the assets, rents, issues, or profits thereof.

                           ARTICLE 7.

                          RISK OF LOSS

     In the event of any material loss, damage or taking of the Subject Properties, prior to the Close of Escrow, Seller shall give Purchaser written notice thereof within TWO (2) business days. Purchaser may then, within TEN (10) business days after Purchaser receives such notice of such loss, damage or taking, cancel this Contract. In the case of either: (a) loss, damage or taking of the Subject Properties, prior to the Close of Escrow, which is not material; or (b) material loss, damage or taking of the Subject Properties, prior to the Close of Escrow, where Purchaser does not timely cancel this Contract in accordance with the first sentence of this Section, then the parties shall proceed to consummate the transaction contemplated hereby in accordance with this Contract and Seller shall, at the Close of Escrow and as a condition precedent thereto, either (i) pay to or apply against the Purchase Price the amount of any insurance or condemnation proceeds attributable thereto which have been received by Seller prior to the Close of Escrow, or (ii) assign to Purchase as of the Close of Escrow all rights or claims to such proceeds payable thereafter (in which case there shall be no reduction in Purchase Price). For purposes of this Section, a loss, damage or taking shall be deemed material if it results in the permanent loss equal to or greater than ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

                           ARTICLE 8.

                     CONDITION OF PROPERTY

     8.1 Condition of Property. It is expressly understood and agreed that Purchaser shall accept the conveyance of the Subject Properties in their present condition, "AS-IS, WHERE-IS", subject to all patent and latent defects and all faults, if any, with no representation or warranty by Seller as to their fitness, suitability, marketability, merchantability, habitability, or usability, including, but not limited to, (i) the quality or condition of the Improvements and the Real Property, including, without limitation, the water, soil and geology, (ii) the manner of operating the Subject Properties and the expense related thereto, and (iii) the compliance of the Subject Properties with any laws, rules, ordinances or regulations of any governmental body; and (iv) the nature and extent of any servitudes, rights-of-way, lease, possession, liens, encumbrances, licenses, reservations, conditions or otherwise. Purchaser acknowledges that it is not relying upon any representation, warranty, statement, or other assertion with respect to the Subject Properties condition made by Seller, its employees or agents and accepts the Subject Properties under the express understanding that there are no express or implied warranties made by Seller with respect to the condition or value of the Subject Properties (except for limited warranties of title set forth in any of the closing documents). Purchaser declares that it is experienced in the ownership and operation of properties similar to the Subject Properties and therefore acknowledges that it will rely solely on its own investigation and examination of the Subject Properties, which it was qualified to make, and not on any information provided or to be provided by Seller. Seller makes no representation as to any environmental matters relating to the Subject Properties including, without limitation, soil and water conditions or the presence or lack thereof of hazardous materials. The term "Hazard Materials" shall mean and include asbestos, polychlorinated biphenyls, petroleum products and any other hazardous or toxic materials, wastes and substances that are defined as such in any Environmental Law. However, Seller does represent that, to the best of its knowledge, it has neither generated nor stored Hazardous Materials on the Subject Properties, other than Hazardous Materials used in the normal operation of the Subject Properties, such as gasoline for small machinery, cleaning solvents, paint and paint thinner and similar types of maintenance materials. Seller makes no representation as to the condition or value of the Subject Properties. Purchaser hereby waives and releases Seller of and from any claims, actions, causes of action, demands, rights, liabilities, obligations, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that Purchaser now has or that may arise in the future on account of or in any way growing out of or in connection with the economic, physical or environmental condition of the Subject Properties, or any Environmental Law or applicable regulation. Purchaser acknowledges that Purchaser is assuming the risk of such unknown and unanticipated claims and agrees that this release applies thereon. Purchaser expressly waives the benefits of any statutory article or other law which provides that:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          The provisions of this Section 8.1 shall survive Closing and the future transfer of any or all of the Subject Properties by Purchaser, and are additional inducement to the Seller as part and parcel of Seller's consideration.

     8.2 Purchaser's Additional Waivers. Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any construction defects, errors, omissions or on account of any other conditions affecting the Subject Properties, as Purchaser is purchasing the Subject Properties AS IS, WHERE IS and WITH ALL FAULTS. Purchaser or anyone claiming, by, through or under Purchaser, hereby fully releases Seller, its employees, officers, directors, partners, representatives and agents from any and all claims that it may now have or hereafter acquire against Seller, its employees, officers, directors, partners, representatives and agents for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors, omissions, or other conditions affecting the Subject Properties. Purchaser further acknowledges and agrees that this release shall be given full force and effect, according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and unsuspected claims, damages and causes of action.

     8.3 Management of Properties. Seller agrees that it will continue to cause the Subject Properties to be managed and operated by Multicorp, Inc. through the Closing in a manner consistent with the manner currently being practiced, including the maintenance of the insurance coverage currently maintained by Seller on the Subject Properties. Seller makes no representations and assumes no responsibility with respect to continued occupancy of the Real Property and Improvements or any part thereof by any tenant or tenants now in possession. Prior to the Closing, Seller shall be entitled, but not obligated, to enforce the rights under any Lease or any tenancy by litigation in any court having jurisdiction over landlord and tenant matters. The removal by Seller of tenants that are in default under their leases shall not give rise to any claim on the part of Purchaser or affect this Contract in any manner whatsoever.

                           ARTICLE 9.

                            CLOSING

     9.1 Closing. Closing hereunder shall take place in the offices of the Title Company on the date which is FIFTEEN (15) calendar days after the written waiver of the inspection contingency and the Lender's approval of the Purchaser's assumption of the existing Bond/HUD debt, but in any event no later than September 15, 1996, unless mutually agreed in writing.

          9.1.1 Purchaser agrees to cooperate with Seller to sign any documentation required to affect a 1031 tax deferred exchange. Seller shall pay all costs of such 1031 documentation. Completion of a 1031 exchange in favor of the Seller is NOT a contingency of this transaction.

     9.2 Delivery of Items At Closing By Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser and Purchaser shall accept and execute where indicated, each of the following items (if Purchaser's execution is required by the terms of such items):

          9.2.1 Special Warranty Deed, duly executed and acknowledged by Seller, and in form for recording, conveying title in the Real Property and Improvements to Purchaser, subject to the Permitted exceptions;

          9.2.2          Bill of Sale duly executed and
     acknowledged by Seller, conveying to Purchaser the Personal
     Property, without warranty, subject to the Permitted
     Exceptions;

          9.2.3 An Assignment, without recourse, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller's interest in (i) the Leases and security deposits (that are in Seller's or Manager's possession), (ii) those Miscellaneous Contracts Purchaser is assuming, and (iii) the warranties, guaranties, and bonds applicable to the Subject Properties;

          9.2.4 A form letter to be addressed to each tenant under the Leases advising such tenant that the Subject Properties have been sold to Purchaser and that Purchaser has assumed the obligation to refund such tenant's security deposit in accordance with such Lease, with the exact amount of the deposit specified for such tenant;

          9.2.5          Copies of Miscellaneous Contracts, in
     Seller's possession, assigned to Purchaser;

          9.2.6          All keys to all locks on the Subject
     Properties in possession of Seller; and

          9.2.7          A certification executed by Seller
     containing the following:

               i)   the Seller's U.S. Taxpayer Identification
          Number;

               ii)  the business address of Seller; and

               iii) a statement that Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code ("IRC") (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the IRC and applicable Income Tax Regulations).

     9.3  Delivery of Items at Closing by Purchaser.  At the
Closing, Purchaser shall:

          9.3.1 Deliver to Seller the Purchase Price, less any allowable prorations, assumptions and similar items;

          9.3.2 Deliver to Seller such evidence or documents as may be required by the Seller or the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the acquisition of the Subject Properties; and

          9.3.3 Join Seller in the execution of the documents described in 9.2.3 above, which document shall include an assumption agreement wherein Purchaser acknowledges and assumes any and all of the terms, liabilities or obligations of Seller under Section 8.1 hereof, the Leases, tenants, security deposits, Miscellaneous Contracts and any other agreements, contracts, licenses or permits assigned to Purchaser by Seller and agrees to indemnify and hold Seller harmless from any claims and expenses (including, without limitation, reasonable attorney's fees), as incurred by Seller, in relation to such matters, items or documents accruing from and after the date of Closing. Notwithstanding the foregoing, at Purchaser's request, Seller shall cancel any such service contracts (upon the notice period required under such contracts); and

          9.3.4          Join Seller in the execution of the
     documents described in items 9.2.2 and 9.2.4 above.

     9.4 Prorations. At the Closing, the following items shall be adjusted and prorated between Seller and Purchaser on a per diem basis as of 12:01 A.M. on the day of Closing:

          9.4.1 Rents and other charges payable under the Leases. For purposes hereof, all rents and other charges payable under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of sums actually collected by Seller prior to the Closing. All rent collections prior to the Closing shall be first applied to arrears (for existing residents only) for prior months, with any balance to be applied to current monthly charges. From and after Closing, all rent collections shall be first applied to current monthly charges, with the balance, if any, to be applied to arrears for prior months. After the Closing, Purchaser shall have a duty and obligation to Seller to remit such unpaid rents and other charges to Seller when collected by Purchaser. Purchaser shall use reasonable efforts to collect any such unpaid rents or other charges in arrears.
     The provisions of the Section 9.4.1 shall survive the Closing.

          9.4.2 Payments under the Miscellaneous Contracts assumed by Purchaser on the basis of the actual payments owed thereunder. If the actual payments owed under the Miscellaneous Contracts are not known at the Closing, the proration of such payments shall be made on the basis of the best evidence then available and thereafter adjusted when the actual amount of such payments are ascertainable.

          9.4.3 Real estate, ad valorem and personal property taxes, sewer rents and charges, and other state, county and municipal taxes, charges and assessments (special or otherwise) which may be paid in installments shall be prorated on the basis of the calendar year for which the same are levied, imposed or assessed. Seller shall pay regular installments of special assessments that have become due prior to the Closing. All installments of special assessments or portions due on or after the Closing shall be assumed and paid by Purchaser.

          9.4.4 Charges for water, electricity, gas and other utilities. The consumption of all water, electricity, gas and other utilities is measured by meter, and Seller shall furnish a current reading of each meter at the Closing, which readings shall have been made either as of 12:01 a.m. on the day of Closing or as close to the Closing as reasonably possible, and in any event Seller shall be responsible for paying charges therefor to 12:01 a.m. on the day of Closing or submitting proof that such charges were previously paid. In the event meter readings current as of 12:01 a.m. on the day of Closing are not available at Closing, then Seller shall pay at Closing the charges to the date of the most recent reading or submit proof that such charges were previously paid, and the parties further agree to notify the utility companies to read the meters as soon as possible after Closing and adjust and prorate such utility charges when the actual readings are available.

     9.5 Errors and Omissions. Any errors and omissions in computing apportionments at Closing shall be promptly corrected, which obligation survives the Closing.

     9.6  Costs.

          9.6.1 Seller shall pay for the basic premium for a standard owner's title policy to be delivered to Purchaser and any other closing costs customarily paid by sellers of commercial real property in urban areas in the State of Arizona.

          9.6.2          Purchaser shall pay for the following:

9.6.2.1 Any surcharges or endorsements issued in connection with an owner's title policy, if any, to be issued to Purchaser;

9.6.2.2 The attorney's fees of Purchaser's counsel in connection with or relating to the transactions contemplated by this Contract; and

9.6.2.3 Any closing costs customarily paid by purchasers of commercial real property in urban areas in the State of Arizona.

9.6.2.4 Any fees charged by the Lenders with regard to the Purchaser's assumption of the Bond/HUD financing.

                          ARTICLE 10.

                     REAL ESTATE COMMISSION

     10.1 Commissions. Seller and Purchaser hereby covenant and agree one with the other that no real estate commissions, finder's fees or broker's fees have been or will be incurred in connection with this Contract or the transactions contemplated hereby, except as specified in this Section 10.1. A Commission ("Commission") shall be payable by Seller to Hendricks & Partners, 3001 East Camelback Road, Suite 150, Phoenix, Arizona 85016 (Tel. 602-9551122) at Closing if and when Closing occurs. Purchaser and Seller agree that the Broker herein was the sole agent to cause inducement of this transaction. Purchaser and Broker hereby indemnify and hold Seller harmless, from and against any claims, causes of action or liabilities, including, without limitation, reasonable attorney's fees and court costs, that may be incurred with respect to any claim for other real estate commissions, broker's fees or finder's fees relative to this Contract. The provisions of Section 10.1 shall survive the Closing or termination of this Contract.

     HENDRICKS & PARTNERS REPRESENTS SELLER IN THE TRANSACTION
CONTEMPLATED BY THIS CONTRACT AND DOES NOT REPRESENT PURCHASER.

     10.2 Broker Indemnifications. By executing this Contract, Broker agrees that if for any reason whatsoever (including, without limitation, the act of default of the Purchaser or Seller hereunder or the unavailability or uninsurability of the title to the Subject Properties) the Closing should not occur or this Contract should be canceled or terminated by Seller or Purchaser, then Seller shall be released and the Broker hereby releases Seller, from any and all liability, claim or cause of action whatsoever, and the Commission shall not be due or payable to Broker. The Commission, if any, shall be the sole compensation paid to Broker. Broker shall not be entitled to reimbursement for any expenses or any other obligations Broker incurs in relation to or in connections with the performance of its services in relation to this Contract. Upon payment of the Commission, if any, to Broker, Seller shall have no further duty or obligation to Broker and payment of such Commission, if any, by Seller shall release Seller as of such date from any and all claims Broker may have against Seller relating to the Subject Properties whether known or unknown and whether past, present or future.

                          ARTICLE 11.

                      REMEDIES OF DEFAULT

     11.1 Termination Of Contract By Purchaser. If this Contract is terminated by Purchaser in accordance with any one or more Sections hereof that entitle Purchaser to terminate this Contract, then the Earnest Money shall be returned to Purchaser by the Title Company, and no party hereto shall have any further obligations to any other hereunder, except for Purchaser's obligations and liabilities under Section 6.1 hereof.

     11.2 Purchaser's Default. If Purchaser fails or refuses to consummate the purchase of the Subject Properties for any reason other than Seller's failure to tender performance of Seller's obligations hereunder, or termination of the Contract pursuant to a right granted to Purchaser hereunder to do so, then the Earnest Money shall be paid to the Seller by the Title Company as liquidated damages within FORTY-EIGHT (48) hours of said default. Such amount is agreed upon by and between Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof; and no other damages, rights or remedies (except as provided in Section 6.1 hereof) shall in any case by collectible, enforceable or available to Seller, but Seller shall accept said cash payments as Seller's total damages and relief.

     11.3 Seller's Default: If Seller wrongfully fails or refuses to consummate the sale of the subject properties for any reason other than Purchaser's failure to tender performance of its obligations, then the Earnest Money shall be refunded to Purchaser and the Seller shall pay the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000) as liquidated damages due to the difficult and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof; and no damages, rights or remedies, including specific performance, shall in any case be collectable, enforceable or available to Purchaser, but Purchaser shall accept said cash payment as Purchaser's total damages and relief.

                          ARTICLE 12.

                         MISCELLANEOUS

     12.1 Notices. All notices, demands, consents, or other communications of any type (collectively "Notices") given by Seller to Purchaser or by Purchaser to Seller whether required by this Contract or in any way related to any of the transactions contracted for herein shall be void and of no effect unless given in accordance with the provisions of this Section 12.1. All notices shall be in writing and shall be delivered to the person to whom the notice is directed, either in person or by United States Mail, as a registered or certified item, return receipt requested. Notices may also be sent by facsimile transmission ("fax") or overnight mail; provided, however, if sent by fax, such notice shall be deemed received only on the date of written confirmed receipt by the other party of all legible copies of all names of the fax sent. Notices delivered by mail or overnight mail shall be effective when deposited in a post office or other proper depository, as the case may be, under the care or custody of the United States Postal Service or other carrier, as the case may be, enclosed in a wrapper with the proper postage affixed and addressed, if to the Seller, as follows:

                    Meadow Glen Limited Partnership
                    c/o Bruce Thayer
                    Thayer Donovan Residential
                    777 - 108th Avenue Northeast, Suite 2330
                    Bellevue, WA 98004
                    Tel:   (206) 454-7788
                    Fax:  (206) 462-9449

          with a copy to:

                    Matthew Straight, Esq.
                    10900 N.E. Fourth Street, Suite #850
                    Bellevue, WA 98004
                    Tel:   (206) 635-1197
                    Fax:  (206) 462-7114

and addressed, if to Purchaser, as follows:

                    Attn: Marshall B. Edwards, President
                    WALDEN RESIDENTIAL PROPERTIES, INC.
                    Suite 400, Lock Box 45
                    One Lincoln Centre
                    5400 LBJ Freeway
                    Dallas, Texas 75240
                    Tel:  (214) 788-0510
                    Fax: (214) 788-1550

with a copy to:

                    Robin K. Minick, Esq.
                    Kitty Henry, Esq.
                    Munsch, Hardt, Kopf, Harr & Dinan
                    4000 Fountain Place
                    1445 Ross Avenue
                    Dallas, TX   75202-2711
                    Tel:  (214) 855-7542
                    Fax: (214)   855-7584

          Any party hereto may change the address or contact for notice specified above by giving the other party TEN (10) days advance written notice of such change of address or contact.

     12.2 Effective Date. This Contract may be executed in multiple counterparts on the respective dates set forth below, each of which shall constitute an original, but which together shall constitute but ONE (1) Contract. Execution by Purchaser hereof shall constitute an offer by Purchaser to Seller to purchase the Subject Properties for the price and on and subject to the terms and conditions herein set forth, which offer shall automatically terminate and be of no force or effect unless Seller shall execute and return to Purchaser ONE (1) fully executed counterpart of this Contract within TEN (10) business days after Seller's receipt of the Contract. Notwithstanding the above and Article 3 hereof, the date of mutual execution hereof by Purchaser and Seller shall be the effective date of this Contract (the "Effective Date").

     12.3 Assignment. This Contract may be assigned by Purchaser; subject to Seller's written approval of the Assignee within FIVE
(5) days of Purchaser notification. Purchaser's right to assign or transfer shall be contingent upon Seller's written approval upon Purchaser providing to Seller, at least TEN (10) days prior to the Closing, the name of the proposed assignee and any other information that Seller may require in relation to such proposed assignment. Purchaser may assign this Contract to a single asset entity controlled by Purchaser, as is required in order to assume the existing Bond financing.

     12.4 Laws. This Contract shall be construed and interpreted in accordance with the laws of the State of Arizona and the obligations of the parties hereto are and shall be performable in the county wherein the Subject Properties are located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and feminine, and vice versa.

     12.5 Modification. This Contract may not be modified or amended, except by an agreement in writing signed by Seller and Purchaser. Seller and Purchaser may waive any of the conditions contained herein or any of the obligations of the other hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

     12.6 Authority. Each person executing this Contract warrants and represents that he is fully authorized to do so.

     12.7 Times And Dates. Time is of the essence of this Contract and all times and dates shall be in accordance with Pacific
Standard Time.

     12.8 Descriptive Headings. The descriptive headings of the several Articles, Sections and Paragraphs contained in the Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     12.9 Entire Contract. This Contract, including the Exhibits hereto and the Submission Items, constitutes the entire agreement among the parties, whether written or oral, pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement of condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Contract unless the parties have complied with the terms of Sections 12.5 hereof.

     12.10 Construction. This contract shall not be construed more strongly against any party regardless of who was more responsible for its preparation.

     12.11 Non-recordable. This Contract, a memorandum of this Contract, an interest in ownership of the Subject Properties or any other document that would constitute an exception to Seller's title shall not be recorded and the provisions hereof shall not constitute a lien on the Subject Properties. Purchaser hereby appoints Seller as Purchaser's true and lawful attorney-in-fact, coupled with an interest, for the purpose of the execution of any documents and doing any acts as shall be necessary to effect the discharge of the recording of this Contract or any other exception to the Title Commitment or any update thereof.

     12.12 Third-Party Beneficiary. It is specifically understood and agreed that no person or other entity shall be a third-party beneficiary hereunder, and that none of the provisions of this Contract shall be for the benefit of or be enforceable by anyone other than the parties hereto, and that only the parties hereto shall have any rights hereunder.

     12.13 Relationship. Nothing herein shall be construed as to constitute or establish any type of joint venture, partnership, or any other type of legal relationship between the parties other than the vendor-vendee relationship established hereby between Seller and Purchaser.

     12.14 Contemplation of Closing. If Purchaser closes the sale contemplated herein, Purchaser shall be conclusively deemed to have waived any breach or default by Seller of any covenant, representation or warranty under this Contract (but not under any of the documents executed at Closing that shall thereafter continue to be effective in accordance with their terms).

     12.15 Return of Documents. Upon termination of this Contract for any reason by Purchaser or Seller, Purchaser shall have the obligation to return all documents and copies thereof and any other information or documentation resulting from Purchaser's inspections, to Seller.

     12.16 Effect of Holiday. In the event any date specified or computed under this Contract for the performance of an obligation by either Seller or Purchaser, of for the occurrence of any event provided for herein, shall be a Saturday, Sunday or "recognized holiday" (defined for purposes hereof as any holiday observed by national banks in Seattle, Washington), then the date for such performance or occurrence shall automatically be extended to the next calendar day which is not a Saturday, Sunday or recognized holiday.

     EXECUTED on this 17th day of June 1996, by Purchaser.


                              WALDEN RESIDENTIAL PROPERTIES, INC.,
                              a Maryland corporation


                              By:  ______________________________
                                   MARSHALL B. EDWARDS
                              Its: President


                              EXECUTED on this 20th day of June 1996, by Seller.


                              MEADOW GLEN LIMITED PARTNERSHIP,
                              a Washington limited partnership



                              By:  ______________________________
                                   RICHARD F. DONOVAN
                              Its: General Partner

     Broker executes this Contract solely for the purpose of confirming and agreeing to the terms of Article 9 hereof.

                              HENDRICKS & PARTNERS


                              By:  ______________________________
                              [Print Name] ______________________
                              Its: ______________________________